Exhibit 16.1

January 26, 2017

Securities and Exchange Commission

100 F Street NE

Washington, DC  20549

RE:                 4Ward Resources, Inc.

We have read the statements that we understand 4Ward Resources, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ D’Arelli Pruzansky, P.A.

Certified Public Accountants